Our File No.	58783V-212989
Date	August 6, 2013

Passport Potash Inc.
608 – 1199 West Pender Street
Vancouver, British Columbia
Canada V6E 2R1

Dear Sirs:

Re: Passport Potash Inc. - Registration Statement on Form S-1

We have acted as special legal counsel to Passport Potash Inc., a British Columbia corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 (File No. 333-187879), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of (i) 50,244,727 shares of the Company’s common stock (collectively, the “Shares”) that have been issued to certain of the selling shareholders named in the Registration Statement (the “Selling Shareholders”), (ii) 20,083,204 shares of the Company’s common stock (collectively, the “Warrant Shares”) issuable upon the exercise by certain Selling Shareholders of outstanding common stock purchase warrants (collectively, the “Warrants”) to acquire shares of the Company’s common stock, and (iii) 50,244,727, common stock purchase rights issued to certain Selling Shareholders and the 20,083,204 common stock purchase rights issuable to certain Selling Shareholders upon exercise of the Warrants (collectively, the “Rights”) in accordance with the Shareholder Rights Plan Agreement dated August 25, 2011 (the “Rights Agreement”), between the Company and Computershare Trust Company of Canada. Each Right is attached to and trades with a Share, and entitles the holder of record of such Share to purchase one share of the Company’s common stock (each a “Rights Share”) at a price of CAD$50.00 per Rights Share, subject to certain adjustments, upon the occurrence of certain events specified in the Rights Agreement.

The Shares and Warrants were issued by the Company in the following unregistered offerings:

  39,166,409 Shares and 19,583,204 Warrants were issued pursuant to a private placement of 41,666,425 units at a price of CAD$0.18 per unit on January 11, 2012. All 39,166,409 Shares, the 19,583,204 Warrant Shares issuable upon exercise of such Warrants, and the 58,749,613 Rights related to such Shares and Warrant Shares, are being registered under the Registration Statement;
  2,693,500 Shares were issued pursuant to a private placement of 28,430,000 units at a price of CAD$0.25 per unit on January 31, 2011. All 2,693,500 Shares and the 2,693,500 Rights related thereto are being registered under the Registration Statement;
  500,000 Warrants were issued pursuant to a private placement of convertible debentures in the amount of US$5,305,540 on February 19, 2013. All 500,000 Warrant Shares issuable upon exercise of such Warrants and the 500,000 Rights related to such Warrant Shares are being registered under the Registration Statement;

August 6, 2013

  3,793,909 Shares and 4,090,909 Warrants were issued pursuant to a private placement of 13,636,363 units at a price of CAD$0.055 per unit on November 8, 2010. Such Warrants have been fully exercised, resulting in the issuance of 4,090,909 Shares. All 7,884,818 Shares and the 7,884,818 Rights related thereto are being registered under the Registration Statement; and
  500,000 Shares were issued pursuant to a mineral property option agreement on November 8, 2010. All 500,000 Shares and the 500,000 Rights related thereto are being registered under the Registration Statement

In rendering the opinion set forth below, we have reviewed:

  the Registration Statement;

  the Company’s Notice of Articles;

  the Company’s Articles;

  the Rights Agreement;

  certain records of the Company’s corporate proceedings, including resolutions of the directors approving the transactions described above;

  an Officer’s Certificate executed by Joshua Bleak, the President and Chief Executive Officer and a director of the Company; and

  such other documents as we have deemed relevant.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.	the Shares held by the Selling Shareholders are validly issued, fully paid and non-assessable shares of the Company’s common stock;

2.

upon exercise of the Warrants in accordance with their respective terms (including, without limitation, the payment of the exercise price for the Warrant Shares), the Warrant Shares will be validly issued, fully paid and non-assessable shares of the Company’s common stock; and

3.

the Rights held by the Selling Shareholders are, and the Rights related to the Warrant Shares issuable upon exercise of the Warrants held by the Selling Shareholders will be, validly issued, and such Rights constitute valid and binding obligations of the Company enforceable against the Company in accordance with the terms and subject to the conditions of the Rights Agreement, except as enforcement may be limited by (i) applicable bankruptcy, reorganization, arrangement, winding-up, insolvency, moratorium, liquidation, fraudulent conveyance or other laws affecting the enforcement of creditors’ rights, (ii) the fact that the granting of equitable remedies such as specific performance and injunctions is within the discretion of a court of competent jurisdiction, and (iii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

August 6, 2013

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

  the foregoing opinion is limited to law of the Province of British Columbia, including all applicable provisions of the British Columbia Business Corporations Act (the “BC Business Corporations Act”). We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company. In particular, we express no opinion as to United States federal securities laws;

  we have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of the officers of the Company, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (v) that the documents, in the forms submitted to us for review, have not been and will not be altered or amended in any respect;

  we have assumed that each certificate representing Warrants constitutes the legal, valid and binding obligations of the parties thereto and that such agreements are enforceable against each of the parties thereto in accordance with their respective terms;

  we have assumed that the Company’s board of directors has acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. This opinion does not address the determination a court of competent jurisdiction may make regarding whether the Company’s board of directors would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time. This opinion addresses the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating such rights in their entirety; and

  we have assumed that each of the statements made and certified in the Officer’s Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, and remains true and correct on the date hereof.

August 6, 2013

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm’s name in the section of the Registration Statement and the prospectus included therein entitled “Legal Matters”.

Yours truly,

/s/McMillan LLP